Exhibit 3.11

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FREESCALE ACQUISITION HOLDINGS CORP.”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF NOVEMBER, A.D. 2006, AT 1:55 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

4207164 8100 [SEAL APPEARS HERE]	AUTHENTICATION: 5236333
061093121	DATE: 11-30-06

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:55 PM 11/30/2006

FILED 01:55 PM 11/30/2006

SRV 061093121 - 4207164 FILE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

FREESCALE ACQUISITION HOLDINGS CORP.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Freescale Acquisition Holdings Corp., a Delaware corporation (hereinafter called “Corporation”), does hereby certify as follows:

FIRST:    Article 4 of the Corporation’s Certificate of Incorporation is hereby amended ro read in its entirety as set forth below:

Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,000,000 shares of Common Stock, $0.01 par value per share.

SECOND:    The foregoing amendment was duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 30th day of November, 2006.

Firestone Acquisition Holdings Corp.

By:	/s/ Paul C. Schorr IV
Name: Paul C. Schorr IV Title: President